Exhibit 21   Subsidiaries of GK Intelligent Systems, Inc.



       Stellar Software Network, Inc., a Texas Corporation

       Texas Source Group, Inc. (dba Ascendant TSG), a Texas Corporation

       CoraZong Music Management B.V., a Dutch corporation

       R.S. Entertainment, Inc., a Utah corporation